                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CORNERSTONE BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:.......
     2)   Aggregate number of securities to which transaction applies:..........
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):...........
     4)   Proposed maximum aggregate value of transaction:......................
     5)   Total fee paid:.......................................................

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No:
     3)   Filing Party:
     4)   Date Filed:

                            CORNERSTONE BANCORP, INC.
                                550 Summer Street
                           Stamford, Connecticut 06901
                                 (203) 356-0111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 15, 2002

                                                                   April 5, 2002

To the Shareholders of Cornerstone Bancorp:

     Notice is hereby given that the Annual Meeting of Shareholders of Cornerstone Bancorp, Inc. (the "Bancorp") will be held at Cornerstone Bank, 550 Summer Street, Stamford, Connecticut 06901, on May 15, 2002, at 4:00 p.m. local time, for the purpose of considering and voting upon the following matters:

1. To elect five directors for terms to expire at the 2005 Annual Meeting of Shareholders;

2. To ratify the appointment of KPMG LLP as the Bancorp's independent auditors for the fiscal year ending December 31, 2002; and

3. To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 15, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2002 Annual Meeting of Shareholders and any adjournments thereof.

                                            By Order of the Board of Directors

                                            Merrill J. Forgotson, President

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2002 ANNUAL MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING IN PERSON. SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THE PROXY AND VOTE IN PERSON.

                            CORNERSTONE BANCORP, INC.
                                550 Summer Street
                           Stamford, Connecticut 06901
                                 (203) 356-0111


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2002

General

     This Proxy Statement is furnished to shareholders of Cornerstone Bancorp, Inc. (the "Bancorp") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Bancorp to be held on May 15, 2002, and any and all adjournments or postponements thereof (the "2002 Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting, the enclosed form of Proxy and the 2001 Annual Report to Shareholders are first being mailed to shareholders on or about April 5, 2002. As used in this Proxy Statement, references to the "Bancorp" include references to Cornerstone Bancorp, Inc. and to its wholly-owned subsidiary, Cornerstone Bank.

Record Date, Voting Rights

     Only shareholders of record at the close of business on March 15, 2002 (the "Record Date") are entitled to notice of and to vote at the 2002 Annual Meeting. On the Record Date, there were 1,090,516 shares of common stock of the Bancorp, par value $.01 per share (the "Common Stock"), outstanding and entitled to vote. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held of record in his or her name at the close of business on the Record Date. The presence, in person or by proxy, of a majority of the aggregate number of shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the 2002 Annual Meeting. Abstentions and broker non-votes will be included in the calculation of the number of votes represented at the 2002 Annual Meeting for purposes of determining whether a quorum has been achieved.

Solicitation, Revocation and Use of Proxies

     In addition to solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by employees of the Bancorp who will not receive additional compensation therefor. The expense of soliciting proxies will be borne by the Bancorp. The Bancorp will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of the Common Stock.

     A shareholder giving a proxy may revoke it at any time before it is voted by delivery of a written notice of such revocation or a duly executed proxy bearing a later date to the Secretary of the Bancorp or by attending the 2002 Annual Meeting and revoking the proxy at such time. Attendance at the 2002 Annual Meeting will not itself revoke a proxy. Shares represented by properly executed proxies will be voted at the 2002 Annual Meeting in accordance with the specifications thereon. Shareholders of record who are present at the 2002 Annual Meeting may vote by ballot.

     Each proxy received will be voted as directed; however, if no direction is indicated, the proxy will be voted in Item 1 "FOR" the election of the Bancorp's
                                      ------  ---
nominees to the Board of Directors; in Item 2 "FOR" the ratification of the
                                       ------  ---
appointment of KPMG LLP as the Bancorp's independent auditors for the fiscal year ending December 31, 2002; and in the discretion of the proxy holder as to such other matters as may properly come before the 2002 Annual Meeting.

Security Ownership of Principal Shareholders

     The following table sets forth certain information known to the Bancorp regarding the beneficial ownership of the Common Stock as of the Record Date by each person known by the Bancorp to own beneficially more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner         Shares Beneficially Owned          Percent of Class
------------------------------------         -------------------------          ----------------
Melvin A. Maisel.......................              87,526(a)                         8.0%
  36 Birchwood Dr.
  Greenwich, Connecticut 06831

Stuart Weitzman........................              87,219(b)                         8.0%
  169 Taconic Road
  Greenwich, Connecticut 06831

Paul H. Reader.........................              61,195(c)                         5.3%
  181 Carter St.
  New Canaan, CT  06840

First Manhattan Co.....................              54,600(d)                         5.0%
  437 Madison Ave.
  New York, NY 10022

_____________
(a) Information with respect to Mr. Maisel's beneficial ownership is described below in "Security Ownership of Management."

(b) The shares shown as beneficially owned by Mr. Weitzman were those reported as beneficially owned by him as of December 31, 2001 in his amended
     Schedule 13G filed February 13, 2002 with the Securities and Exchange Commission (the "SEC"). Such Schedule indicated that Mr. Weitzman has sole voting and dispositive power with respect to all shares reported as beneficially owned.

(c) Information with respect to Mr. Paul Reader's beneficial ownership is described below in "Security Ownership of Management

(d) The shares shown as beneficially owned by First Manhattan Co. were those reported as beneficially owned as of December 31, 2001 in its amended
     Schedule 13G filed February 15, 2002 with the SEC. Such Schedule indicated that First Manhattan Co. has shared voting power over 40,600 shares and shared dispositive power with respect to 54,600 shares.

Security Ownership of Management

     The following table sets forth certain information known to the Bancorp regarding the beneficial ownership of the Common Stock as of the Record Date by
(i) each director of the Bancorp, (ii) the executive officers of the Bancorp named in the Summary Compensation Table on page 7 and (iii) all directors and executive officers of the Bancorp as a group. Except as otherwise indicated, all shares are owned directly. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner                        Shares Beneficially Owned          Percent of Class
------------------------                        -------------------------          ----------------
Joseph S. Field, Jr .........................            36,398(a)                      3.3%

Merrill J. Forgotson ........................            26,789(b)                      2.4%

J. James Gordon .............................             3,060(c)                       *

James P. Jakubek ............................            34,703(d)                      3.1%

Stanley A. Levine ...........................            11,882(e)                      1.1%

Joseph A. Maida .............................            11,528(f)                      1.1%

Melvin A. Maisel ............................            87,526(g)                      8.0%

Ronald C. Miller ............................            42,521(h)                      3.9%

Courtney A. Nelthropp .......................             4,036(i)                       *

Martin Prince ...............................            44,370(j)                      4.1%

Norman H. Reader ............................            17,569(k)                      1.6%

Paul H. Reader ..............................            61,195(l)                      5.3%

Donald Sappern ..............................             3,755(m)                       *

Patrick Tisano ..............................            14,941(n)                      1.4%

Joseph D. Waxberg ...........................             6,049(o)                       *

All directors and executive officers as a
  Group (17 persons) ........................           420,936(p)                     33.7%


________________________________________________________________________________
*    Less than 1% of the outstanding Common Stock.

(a) Consists of 33,833 shares owned by Mr. Field in an individual retirement account, 440 shares owned by Mr. Field's spouse in an individual retirement account and 2,125 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(b) Includes 1,663 shares owned by Mr. Forgotson's spouse and 1,127 shares owned by Mr. Forgotson's minor child and 22,000 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(c) Includes 1,850 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(d) Includes 1,239 shares owned by Mr. Jakubek as custodian for his minor children and 30,700 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(e) Includes 6,764 shares owned by Mr. Levine's spouse and 4,050 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(f) Includes 2,686 shares owned by Mr. Maida's minor children, 100 shares owned by Mr. Maida in an individual retirement account and 4,050 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(g) Includes 146 shares owned by Mr. Maisel's spouse, 81,957 shares owned by Mr. Maisel in an individual retirement account and 4,050 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(h) Includes 18,150 shares owned jointly with Mr. Miller's spouse, 2,775 shares owned by Mr. Miller's spouse in a retirement plan, 15,629 shares owned by Mr. Miller in an individual retirement account and 4,050 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(i) Consists of 1,911 shares owned jointly with Mr. Nelthropp's spouse and 2,125 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(j) Includes 15,125 shares owned by a corporate pension plan in which Mr. Prince and his spouse participate and for which they are both trustees, 24,603 shares owned jointly by Mr. Prince and his spouse and 4,050 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(k) Includes 8,250 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(l) Includes 800 shares owned jointly with Mr. Reader's spouse, 3,109 owned by Mr. Reader's minor children and 53,800 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(m) Consists of 3,346 shares owned by Mr. Sappern in an individual retirement account and 409 shares owned by a corporation which is 100% owned by Mr. Sappern.

(n) Includes 7,648 shares owned by a family trust for the benefit of Mr. Tisano of which his son is a trustee, 1,265 owned by limited partnership of which Mr. Tisano is a limited partner and 4,050 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(o) Includes 1,300 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

(p) Includes 158,450 shares that may be acquired within 60 days of the Record Date upon exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, required the Bancorp's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file certain reports with the SEC during and for the year ended December 31, 2001 concerning their beneficial ownership of the Common Stock. Based solely upon the Bancorp's review of the copies of such reports received by it, and on written representations by certain reporting persons, the Bancorp believes that during the year ended December 31, 2001, all such reports were filed on a timely basis except for a Form 3 for Ernest J. Verrico, Chief Financial Officer, which was filed late.

                                     ITEM 1

                              ELECTION OF DIRECTORS

     The Board of Directors is classified into three classes. The five directors serving in Class I have terms expiring at the 2002 Annual Meeting. The Board of Directors has nominated the Class I directors currently serving on the Board of Directors, Joseph F. Field, Merrill J. Forgotson, J. James Gordon, Courtney A. Nelthropp and Donald Sappern, for election to serve as directors of the Bancorp until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal. Each nominee is currently a director of the Bancorp. In the event that any of the nominees becomes unable to serve, an event which the Board of Directors does not expect, the shares represented by proxy may be voted for a substitute nominee to be designated by the Board of Directors or a committee thereof, unless the proxy withholds authority to vote for all nominees.

     If a quorum is present at the 2002 Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast by the shares of Common Stock entitled to vote. Abstentions by shareholders and broker non-votes with respect to the election of directors will not be included in determining whether nominees have received the vote of such plurality.

     The following sets forth certain information regarding the nominees named above and the other directors of the Bancorp whose terms will continue after the 2002 Annual Meeting. There are no family relationships among the directors except that Norman H. Reader is the father and father-in-law of Paul H. Reader and Merrill J. Forgotson, respectively, who are brothers-in-law.

Nominees for Terms Expiring in 2005 (Class I)

     Joseph S. Field, Jr., age 63, has served as a director of the Bancorp since 1993. He has been a partner at Field Group, a real estate development firm, for more than the past five years.

     Merrill J. Forgotson, age 59, was elected to the Board on December 13, 2000. He has been President and CEO of the Bancorp since November 2000. Prior to joining the Bancorp, he was with People's Bank in Bridgeport, CT for 10 years and a Senior Vice President of People's Bank since 1997.

     J. James Gordon, age 71, has served as a director of the Bancorp since 1995. He has been the President of Gordon Textiles International, Ltd., a textile sales and consulting agency, for more than the past five years. Mr. Gordon also serves as a director of Liz Claiborne, Inc.

     Courtney A. Nelthropp, age 60, has served as a director of the Bancorp since 1993. He has been the President of Printing and Graphics Emporium, Inc., a printing company, for more than the past five years.

     Donald Sappern, age 73, has served as a director of the Bancorp since 1999. He has been the President and owner of Donald Sappern & Co., an insurance agency, for more than the past five years.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                                                           ---
                         THE ELECTION OF SUCH NOMINEES.

Continuing Directors

Terms Expiring in 2003 (Class II):

     Stanley A. Levine, age 64, has served as a director of the Bancorp since 1985. He has been an independent pharmacist for more than the past five years.

     Ronald C. Miller, age 57, has served as a director of the Bancorp since 1985. He has been the owner of Miller's Hallmark, a chain of greeting cards stores, for more than the past five years.

     Martin Prince, age 72, has served as a director of the Bancorp since 1986. He has been the owner and CEO of DLX Industries, Inc., a vinyl goods manufacturing company, for more than the past five years.

     Patrick Tisano, age 83, has served as a director of the Bancorp since 1986. Prior to his retirement in 1992, he was the owner of the Die Craft Tool Company, a tool and die company. Mr. Tisano was also President of Tisano Realty from 1971 to 1995.

     Dr. Joseph D. Waxberg, age 79, has served as a director of the Bancorp since 1985. He has been a physician practicing for more than the past five years.

Terms Expiring in 2004 (Class III):

     James P. Jakubek, age 52, has served as a director of the Bancorp since 1996. He has been the Executive Vice President and Chief Operating Officer of the Bancorp since joining the Bancorp in 1991.

     Joseph A. Maida, age 53, has served as a director of the Bancorp since 1985. He has been a certified public accountant with Maida & Maida, an accounting firm, for more than the past five years.

     Melvin L. Maisel, age 77, has served as a director of the Bancorp since 1985. He has been the owner and President of Stabilization Plans for Business, Inc., an estate and retirement planning firm, for more than the past five years.

     Norman H. Reader, age 77, has been Vice Chairman and a director of the Bancorp since 1985 and was President and Chief Executive Officer of the Bancorp from 1985 until November 2000.

     Paul H. Reader, age 43, has served as a director of the Bancorp since 1999. He has been the Senior Vice President of the Bancorp since 1985.

Committees and Meetings

     During 2001, the Board of Directors held a total of 12 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

     The Board of Directors has established the following committees, the members of which are appointed by the Board of Directors:

     The Funds Management Committee, which includes Messrs. Forgotson, Jakubek, Maisel, Norman Reader, Prince and Waxberg, is responsible for setting and enforcing investment policy, interest rate risk policies and liquidity policy. The Funds Management Committee also is responsible for general supervision of pricing, profitability goals and policies, as well as dividend and tax planning. The Funds Management Committee met 12 times during 2001.

     The Loan Committee, comprised of Messrs. Forgotson, Jakubek, Maida, Miller, Levine, Norman Reader and Paul Reader, is responsible for the approval of extensions of credit and the terms under which Bancorp credit will be extended. The Loan Committee also reviews officer lending limits, and approves changes to the Bancorp's loan policy. The Loan Committee met 25 times during 2001.

     The Nominating Committee, which includes Messrs. Gordon, Levine, Maisel, Miller, Norman Reader and Waxberg, is responsible for selecting and presenting potential candidates to the Board of Directors. The Nominating Committee did not meet during 2001. The nominees for election as directors at the 2002 Annual

Meeting were nominated by the full Board of Directors.

     The Compensation Committee was formed in May 2001 and combines the compensation functions of the former Loan/Compensation Committee and the Stock Option Committee. The Compensation Committee, which includes all non-employee directors, is responsible to determine the officers and other key employees to whom awards shall be granted under the 1996 Stock Plan (the "Stock Plan") and the 2001 Restricted Stock Plan, to determine the number of shares to be covered by each award, the terms and conditions of each award, to amend any award, to accelerate any vesting period or exchange any such grant with a new grant, to make all determinations required or provided under both Plans, to establish rules and regulations pertaining to participation and administration of the Stock Plan, and to interpret the Stock Plan. The Compensation Committee also approves compensation levels and promotions. The Compensation Committee met 4 times during 2001.

     The Audit Committee, comprised of Messrs. Field, Gordon, Jakubek (non-voting member), Nelthropp, Sappern and Tisano, met 5 times during 2001. The Audit Committee's primary duties and responsibilities are to: monitor the integrity of the Bancorp's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitor the independence and performance of the Bancorp's independent auditors and internal auditors; and provide an avenue of communication among the independent auditors, management, the internal auditors, and the Board of Directors. The Audit Committee is composed of five outside directors, each of whom is independent as defined by the American Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which was attached to the 2001 Proxy Statement.

                             Audit Committee Report
                             ----------------------

     The Audit Committee has (i) reviewed and discussed the Bancorp's audited consolidated financial statements for the year ended December 31, 2001 with management, (ii) discussed with KPMG LLP, independent auditors for the Bancorp, the matters relating to the conduct of the audit required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"),
(iii) received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and (iv) discussed with KPMG LLP its independence.

     Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Bancorp for the year ended December 31, 2001 be included in the Bancorp's Annual Report on Form 10-KSB for filing with the SEC.

                        Signed: The Audit Committee of Cornerstone Bancorp, Inc.
                                Joseph S. Field, Jr.
                                J. James Gordon
                                Courtney A. Nelthropp
                                Donald Sappern
                                Patrick Tisano

Director Compensation

     Directors who are not otherwise employed by the Bancorp ("Outside Directors") receive $200 for each Board of Directors meeting and $200 for each committee meeting attended. During 2001, an attendance bonus of an additional $150 was paid for each Board meeting attended. The Board of Directors, by a majority vote, may adjust the amount of the fees from time to time. At the election of each Outside Director, fees may be paid either in cash or shares of Common Stock, or a combination thereof, pursuant to the Bancorp's Directors Compensation Plan, based on an annual election made by each Outside Director at the first Board meeting subsequent to each annual meeting. Outside Directors who elect cash receive such compensation at each subsequent Board meeting. Outside Directors who elect to receive shares of Common Stock each month receive a whole number of shares equal to their accumulated fees during the month divided by the fair market value of the shares of Common Stock as of the date of each Board or committee meeting and a cash payment in lieu of fractional shares on the last business day of May of each year for the last twelve months. Participants in the Plan may also elect to receive any special attendance bonuses in stock or cash. The Board of Directors, by a majority vote, may amend or terminate the Directors Compensation Plan at any time provided, however, that certain material amendments may not be made without shareholder approval. During 2001, 1,447 shares of Common Stock were issued under the Directors Compensation Plan.

     Outside Directors also receive a formula grant of non-qualified stock options ("NQOs") under the Bancorp's 1996 Stock Plan. At the first meeting of the Board following each annual meeting, each Outside Director is granted NQOs to purchase 250 shares of Common Stock. The exercise price of such NQOs is the fair market value of the Common Stock on the date of grant. The NQOs do not vest until the Outside Director has served five full consecutive years on the Board, except that NQOs for any Outside Director who has completed such service vest immediately. All NQOs granted to Outside Directors expire ten years after the date of grant.

     Officers or employees of the Bancorp who serve on the Board of Directors receive no additional compensation for their services in that capacity.

Certain Transactions

     As of December 31, 2001, loans to directors, principal officers and their associates and affiliated businesses totaled $4,260,000, or approximately 24% of the Bancorp's equity capital accounts. All loans made by the Bancorp to such persons were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectability or present other unfavorable features.

     During 2001, the Company purchased health and disability insurance for its officers and employees from an unaffiliated entity at a cost of $276,192. Director Donald Sappern acted as broker and received a commission of $15,032 from the unaffiliated entity based on the amount of the insurance purchased by the Company. Also, the Company purchased life and dental insurance and 401(k) Plan services for its officers and employees from unaffiliated entities at a total cost of $103,866. Director Melvin L. Maisel acted as broker and received a commission of $4,302 from the unaffiliated entities based on the amount of the insurance and services purchased by the Company.

     Mr. Norman Reader and the spouse of Mr. Paul Reader participated in a loan made by the Bank in the ordinary course of business on the same terms as the Bank. Mr. Reader had a $20,000 participation interest and received principal and interest payments of $169 and $390, respectively, during 2001. The spouse of Mr. Paul Reader had a $25,388 participation interest in the loan and received principal and interest payments of $214 and $495, respectively, during 2001.

                             EXECUTIVE COMPENSATION

Summary Compensation

         The following table sets forth certain information regarding the compensation paid by the Bancorp to the Chief Executive Officer during 2001 and to the three other executive officers whose total salary and bonus for 2001 exceeded $100,000 for services rendered during 2001 (together, the "Named Executive Officers").

                           Summary Compensation Table

                                                                                      Long-Term
                                                                                      ---------
                                                                                     Compensation
                                                                                     ------------
                                                                                      Securities
                                                                                      ----------
                                                          Annual Compensation         Underlying          All Other
                                                          -------------------         ----------
Name and Principal Position                   Year      Salary ($)     Bonus ($)      Options(#)      Compensation ($)(1)
---------------------------                   ----      ------------------------      ----------      -------------------
Merrill J. Forgotson                          2001      187,500        42,500           20,000               5,100
    President and CEO                         2000       18,510 (2)         0                0                   0

Norman H. Reader                              2001      122,375        61,875                0               5,100
    Vice Chairman                             2000      141,500        42,750                0               5,100
                                              1999      154,250        28,750                0               4,200

James P. Jakubek                              2001      150,000        40,000                0               5,100
    Executive Vice President                  2000      125,000        62,500                0               4,900
    and Chief Operating Officer               1999      125,000        46,750                0               5,000

Paul H. Reader                                2001      125,000        30,000                0               4,858
    Senior Vice President                     2000      100,000        50,000                0               4,699
                                              1999      100,000        36,000                0               4,300

------------
    (1) Represents amounts attributable to matching contributions made by the Bancorp under the Bancorp's 401(k) Plan.

    (2) Mr. Forgotson was hired in November 2000.


Stock Option Grants

         The following table sets forth information concerning all stock options granted during 2001 to the Named Executive Officers.

                                         Option/SAR Grants In Last Fiscal Year
                                                  (Individual Grants)
                                                  Percent Of Total Options/
                           Number Of Securities   SARs Granted To Employees
                           Underlying Options/            In Fiscal             Exercise Or Base
          Name               SARs Granted (#)                Year                 Price ($/Sh)         Expiration date
Merrill J. Forgotson              20,000                     100%                    $15.00             May 29, 2011


------------
The option is exercisable in full as of the date of grant.

Stock Option Exercises and Fiscal Year-End Option Values

        The following table sets forth information concerning option holdings as of December 31, 2001 with respect to the Named Executive Officers.

                                    Aggregated Option Exercises In Last Fiscal Year
                                           And Fiscal Year-End Option Values
                             Shares                     Number of Securities                Value of Unexcerised
                            Acquired      Value        Underlying Unexercised               In-the-Money Options
                               on       Realized        Options at FY-End (#)                 at FY-End ($) (1)
                            Exercise       ($)       Exercisable    Unexercisable        Exercisable    Unexercisable
                            --------       ---       -----------    -------------        -----------    -------------
       Name
       ----
Merrill J. Forgotson            0            0           20,000            0             $  16,000            0

Norman H. Reader                0            0            8,250            0             $   5,940            0

James P. Jakubek                0            0           29,700            0             $ 103,125            0

Paul H. Reader                  0            0           52,800 (2)        0             $ 241,409 (2)        0

------------
     (1) Based on the fair market value of the Common Stock as of December 31, 2001of $15.80, minus the exercise price of the options.

     (2) The 1996 Stock Plan provides for transfers of options, other than for value, to a member of the option holder's family. Following such a transfer, the options are exercisable only by the transferee and remain subject to the same terms and conditions that applied to the transferor prior to the transfer. Pursuant to these provisions, options to purchase 26,950 shares were transferred from Norman H. Reader to Paul H. Reader on June 20, 2001. The options were transferred as a gift. The value of these Exercisable In-the-Money Options, based on the fair market value of the Common Stock as of June 20, 2001, was $171,132.


Stock Plans

        The Bancorp has adopted plans under which directors, the Named Executive Officers and other employees may receive awards. They are the Bancorp's 1996 Stock Plan and the predecessor plan (which has outstanding awards), the 1986 Incentive and Non-Qualified Stock Plan, and the 2001 Restricted Stock Plan (the "Stock Plans"). Under the 1996 Stock Plan, the Compensation Committee may grant awards of stock options, stock appreciation rights and restricted stock. Under the 2001 Restricted Stock Plan, the Bancorp may grant awards of restricted stock.

Employment Contracts and Change in Control Arrangements

        Effective November 27, 2000, the Bancorp entered into an employment agreement with Merrill J. Forgotson pursuant to which Mr. Forgotson serves as President and CEO of the Bancorp. The employment agreement provides for an initial annual base salary of $187,500, which amount is subject to annual increases as determined by the Board. Mr. Forgotson is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement will terminate on the earlier of (i) Mr. Forgotson's death or disability, (ii) voluntary termination by Mr. Forgotson or
(iii) termination of Mr. Forgotson by the Bancorp (either for cause or otherwise). If Mr. Forgotson's employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Forgotson's employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Forgotson shall be entitled to continue to participate in the Bancorp's compensation plans and to receive all benefits as if such termination had not occurred.

         If there is a change in control of the Bancorp or if the Bancorp seeks to terminate Mr. Forgotson's employment agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from November 27, 2000 through the date of the change in control, and annual increases based on the Consumer Price Index (the "CPI") on each anniversary of the change in control;
(ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months' notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and
(iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

         Effective May 17, 2001, the Bancorp entered into a new employment agreement with Norman H. Reader pursuant to which Mr. Reader serves as Vice Chairman of the Bancorp. The employment agreement provides for an initial annual base salary of $128,650, with scheduled annual reductions in salary commensurate with reductions in Mr. Reader's duties and culminating on July 1, 2004, at which time the agreement provides that Mr. Reader's annual base salary will be $77,750. Mr. Reader is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement also provides that beginning on July 1, 2005, or upon the earlier termination of Mr. Reader's employment by the Bancorp without cause, in connection with a change in control or potential change in control of the Bancorp, or by reason of disability, the Bancorp will pay to Mr. Reader a supplemental retirement benefit of $65,000 per year until June 30, 2011.

         The employment agreement will terminate on the earlier of June 30, 2005, or the earlier of (i) Mr. Reader's death or disability, (ii) voluntary termination by Mr. Reader or (iii) termination of Mr. Reader by the Bancorp (either for cause or otherwise). If Mr. Reader's employment is terminated by the Bancorp without cause, the Bancorp is obligated to pay him a lump sum cash payment as liquidated damages in an amount equal to the present value as of the date of termination of (i) the scheduled salary amounts provided for in the agreement, each reduced by $65,000, and (ii) an amount deemed paid in each remaining year of the term of the employment agreement equal to the highest discretionary bonus paid to Mr. Reader during the term of the agreement. In addition, for twelve months following any termination of Mr. Reader's employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Reader shall be entitled to continue to participate in the Bancorp's compensation plans and to receive all benefits as if such termination had not occurred.

         If there is a change in control of the Bancorp or the Bancorp seeks to terminate Mr. Reader's employment agreement following a potential change in control, but prior to the potential change in control being effected, he is entitled to the following: (i) all of the benefits he was entitled to in the event of a termination without cause and (ii) a single lump sum payment equal to three times the highest annual salary provided under the employment agreement plus three times the highest discretionary bonus paid to him at any time during the term of the employment agreement.

         Effective May 17, 2001, the Bancorp entered into a new employment agreement with James P. Jakubek pursuant to which Mr. Jakubek serves as Executive Vice President of the Bancorp. The employment agreement provides for an initial annual base salary of $150,000, which amount is subject to annual increases as determined by the Board. Mr. Jakubek is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement will terminate on the earlier of (i) Mr. Jakubek's death or disability, (ii) voluntary termination by Mr. Jakubek or
(iii) termination of Mr. Jakubek by the Bancorp (either for cause or otherwise). If Mr. Jakubek's employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Jakubek's employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Jakubek shall be entitled to continue to participate in the Bancorp's compensation plans and to receive all benefits as if such termination had not occurred.

     If there is a change in control of the Bancorp or if the Bancorp seeks to terminate Mr. Jakubek's employment agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from July 15, 1998 through the date of the change in control, and annual increases based on the Consumer Price Index (the "CPI") on each anniversary of the change in control;
(ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months' notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and
(iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

     Effective May 17, 2001, the Bancorp entered into a new employment agreement with Paul H. Reader pursuant to which Mr. Reader serves as Senior Vice President of the Bancorp. The employment agreement provides for an initial annual base salary of $125,000, which amount is subject to annual increases as determined by the Board. Mr. Reader is also entitled to participate in compensation and benefit plans available to executive officers of the Bancorp. The employment agreement will terminate on the earlier of (i) Mr. Reader's death or disability,
(ii) voluntary termination by Mr. Reader or (iii) termination of Mr. Reader by the Bancorp (either for cause or otherwise). If Mr. Reader's employment is terminated by the Bancorp without cause, the Bancorp would be obligated to pay him a lump sum cash payment in an amount equal to the sum of (x) his then current annual salary, plus (y) the highest bonus awarded to him at any time during the 36-month period ending with the date of termination. In addition, for twelve months following any termination of Mr. Reader's employment without cause, or for 36 months following termination due to a change in control of the Bancorp, Mr. Reader shall be entitled to continue to participate in the Bancorp's compensation plans and to receive all benefits as if such termination had not occurred.

     If there is a change in control of the Bancorp or if the Bancorp seeks to terminate Mr. Reader's employment agreement following a potential change in control but prior to the potential change in control being effected, he is entitled to the following: (i) an adjustment in his then current salary to give him cumulative cost of living increases for the period from July 15, 1998 through the date of the change in control, and annual increases based on the Consumer Price Index (the "CPI") on each anniversary of the change in control;
(ii) a credit for years of service with the Bancorp, plus five additional years, for purposes of vesting and calculation of benefits under any benefit plan of the Bancorp or of any successor entity; (iii) eighteen months' notice of termination of employment, during which period he would be entitled to receive, without offset for any reason, payment of his CPI adjusted salary, plus the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination; and
(iv) following the 18-month period referred to in (iii) above, at his election, either a lump sum cash payment or 36 monthly periodic payments in an amount equal to the sum of three times his CPI adjusted salary, plus three times the highest bonus received by him during the period commencing with the 36th month preceding the change in control and ending with the date of termination.

     For purposes of the employment agreements, the definition of "Change in Control" of the Bancorp is the same as the definition of "Change of Control" in the Stock Plans. The Stock Plans provide for certain "Change Events": (i) a reorganization, merger, or consolidation of the Bancorp in which the Bancorp is not the surviving corporation; (ii) the dissolution or liquidation of the Bancorp; (iii) a sale or lease of 50% or more, computed on the basis of book value, of the Bancorp's consolidated assets; or (iv) a "Change of Control." A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner of 25% or more of the total number of voting shares of the Bancorp, (ii) any person holds revocable or irrevocable proxies, as to the election or removal of directors of the Bancorp, for 25% or more of the total number of voting shares of the Bancorp, (iii) any person has entered into an agreement or received an option for the acquisition of beneficial ownership of 25% or more of the total number of voting shares of the Bancorp, whether or not the requisite approval for such acquisition has been received under the applicable laws or the respective regulations issued thereunder; or (iv) as the result of or in connection with any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bancorp before such transaction shall cease to constitute at least two-thirds of the Board of Directors of the Bancorp or any successor corporation. In the event such a Change Event occurs, any then-existing deferral periods for exercising any stock option shall be accelerated and all outstanding options will be exercisable in full on or before a date fixed by the Compensation Committee prior to the effective time of the Change Event and any then-existing vesting periods for restricted stock shall be accelerated and all outstanding awards of restricted stock shall become fully vested prior to the effective time of the Change Event.

                                     ITEM 2

    RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE BANCORP'S INDEPENDENT
                AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2002
     The Board of Directors, upon recommendation of the Audit Committee, has selected KPMG LLP as independent auditors to audit the consolidated financial statements of the Bancorp for the fiscal year ending December 31, 2002. KPMG LLP served as the Bancorp's independent auditors for the fiscal year ended December 31, 2001 and has reported on the Bancorp's consolidated financial statements for such year. In recommending the appointment of KPMG LLP to the entire Board of Directors, the Audit Committee considered the matters discussed under the heading "Audit Committee Report" and also determined that KPMG LLP's provision of non-audit services (i.e., services giving rise to fees other than the audit fees discussed below) was compatible with maintaining KPMG LLP's independence. Fees billed by KPMG LLP to the Bancorp were as follows:

     Audit Fees

           Fees of $89,000 were billed by KPMG LLP for the audit of the Bancorp's annual consolidated financial statements for the year ended December 31, 2001 and for the review of interim consolidated financial statements included in Form 10-QSB filings made during the year.

     Financial Information Systems Design and Implementation Fees

           No such fees were billed by KPMG LLP for services rendered to the Bancorp during the year ended December 31, 2001.

     All Other Fees

           Fees billed by KPMG LLP for services rendered to the Bancorp in 2001, other than those included in the two categories listed above, totaled $20,600 and consisted solely of fees for tax services and audit-related services.

     While shareholder ratification is not required for the selection of KPMG LLP since the Board of Directors has the responsibility for selecting the Bancorp's independent auditors, the selection is being submitted for ratification at the 2002 Annual Meeting with a view toward soliciting the shareholders' opinions, which the Board of Directors will take into consideration in future deliberations. The affirmative vote of a majority of the votes cast at the 2002 Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Board of Directors of KPMG LLP as independent auditors. Abstentions will be counted as a vote against this matter; broker non-votes will have no effect on this matter.

     Representatives of KPMG LLP are expected to be present at the 2002 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

                                  OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the 2002 Annual Meeting. If, however, any other business should properly come before the 2002 Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals submitted for inclusion in next year's proxy materials must be received by the Bancorp no later than December 7, 2002 and must comply with the rules of the SEC. Shareholder proposals submitted to be considered at the 2003 Annual Meeting without inclusion in next year's proxy materials must be received by the Bancorp no later than February 19, 2003. If the Bancorp is not notified of a shareholder proposal by February 19, 2003, then proxies held by management of the Bancorp may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the Proxy Statement. Proposals should be addressed to Ernest J. Verrico, Vice President, Cornerstone Bancorp, Inc., 550 Summer Street, Stamford, Connecticut 06901. It is urged that such proposals be sent by certified mail, return receipt requested.

     Nominations of persons for election to the Board of Directors may be made by any shareholder of the Bancorp entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bancorp's Certificate of Incorporation and Bylaws. Shareholder nominations must be made pursuant to timely notice in writing to the Vice President of the Bancorp. To be timely, a shareholder's nomination must be delivered to the Vice President of the Bancorp at the principal executive offices of the Bancorp not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date, notice by the shareholder, to be timely, must be so delivered no earlier than 90 days prior to such annual meeting and no later than the later of 60 days prior to such annual meeting or 10 days following public announcement of the date of such meeting. A shareholder's nomination must set forth, to the extent known:
(a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder making the nomination, (i) the name and address of such shareholder and (ii) the number of shares of Common Stock owned by such shareholder.

                                             By Order of the Board of Directors

                                                Merrill J. Forgotson, President
                                                                  April 5, 2002

--------------------------------------------------------------------------------

                            CORNERSTONE BANCORP, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2002
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of CORNERSTONE BANCORP, INC. (the "Bancorp") hereby appoints James P. Jakubek, Stanley A. Levine and Ronald C. Miller, and each or any of them, as proxies of the undersigned with full power of substitution, to vote all the shares of Common Stock of the Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Bancorp (the "Annual Meeting") to be held at Cornerstone Bank, 550 Summer Street, Stamford, Connecticut 06901, at 4:00 p.m. on May 15, 2002, and at any adjournment or postponement thereof, with all the power the undersigned would have if personally present, hereby revoking any proxy heretofore given. Any of such proxies or their substitutes who attend the Annual Meeting (or if only one shall be present, then that one) may exercise all of the powers hereby granted. The undersigned hereby acknowledges receipt of the proxy statement for the Annual Meeting and instructs the proxies to vote as instructed on the reverse side hereof.

The undersigned also hereby grants the proxies discretionary authority to vote upon such other matters as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

               (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                            CORNERSTONE BANCORP, INC.

                                  May 15, 2002


               . Please Detach and Mail in the Envelope Provided .

------------------------------------------------------------------------------------------------------------------------------------

A  [X]  Please mark your
        votes as in this
        example.

                                      The Board of Directors recommends a vote "FOR" Items 1 and 2.
                        FOR     WITHHELD                                                                         FOR AGAINST ABSTAIN
1. To elect the                          Nominees: Joseph S. Field, Jr.   2.  To ratify the appointment of KPMG  [_]   [_]     [_]
   following persons    [_]       [_]              Merrill J. Forgotson       LLP as the Bancorp's Independent
   as directors:                                   J. James Gordon            auditors for the fiscal year
                                                   Courtney A. Nelthropp      ending December 31, 2002.
For all, except withhold authority from            Donald Sappern
the following nominee(s):                                                 MARK HERE FOR ADDRESS CHANGE AND MARK LABEL
                                                                          ACCORDINGLY                                           [_]

________________________________________

                                                                          MARK HERE IF YOU PLAN TO ATTEND THE MEETING           [_]



Signature:_________________________________ Date:_______________  Signature:_________________________________ Date:_______________

Important: Please sign exactly as your name appears hereon. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign in its name by authorized person.

------------------------------------------------------------------------------------------------------------------------------------